Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-145934 and 333-169552) of Vail Resorts, Inc. of our report dated September 25, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.
/s/PricewaterhouseCoopers LLP
Denver, Colorado
September 25, 2015